Exhibit 10.3

NUTRISYSTEM, INC.

AMENDED AND RESTATED NUTRISYSTEM, INC.

2008 LONG-TERM INCENTIVE PLAN

2015 RESTRICTED STOCK AWARD AGREEMENT

(Name)

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), dated as of [                    ] (the “Date of Grant”), is delivered by NutriSystem, Inc. to [            ] (the “Grantee”).

RECITALS

A. The Amended and Restated NutriSystem, Inc. 2008 Long-Term Incentive Plan, as may be amended from time to time (the “Plan”), permits the Grant of Stock Awards in accordance with the terms and conditions of the Plan.

B. The Compensation Committee of the Board of Directors of the Company has approved this Stock Award under the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Stock Award.

(a) Subject to the terms and conditions set forth in this Agreement and the Plan, the Committee hereby grants to the Grantee [                ] shares of Company Stock, subject to the restrictions set forth below and in the Plan (the “Restricted Stock”) and acknowledges payment by the Grantee of [$        ] ($0.001 per share) for the Restricted Stock. Shares of Restricted Stock may not be transferred by the Grantee or subjected to any security interest until the shares have become vested pursuant to this Agreement and the Plan.

(b) Capitalized terms used but not otherwise defined herein will have the meanings defined in the Plan.

2. Vesting and Nonassignability of Restricted Stock.

(a) Except as provided in Paragraphs 2(b) and 2(c), the shares of Restricted Stock shall become vested, and the restrictions described in Paragraph 2(f) shall lapse, according to the following vesting schedule, if the Grantee continues to be employed by, or provide services to, the Employer from the Date of Grant until the applicable vesting date:

(i) 33-1/3% of the shares subject to the Restricted Stock shall become vested on the first anniversary of the Date of Grant;

(ii) 33-1/3% of the shares subject to the Restricted Stock shall become vested on the second anniversary of the Date of Grant; and

(iii) 33-1/3% of the shares subject to the Restricted Stock shall become vested on the third anniversary of the Date of Grant.

The vesting of the shares subject to the Restricted Stock shall be cumulative, but shall not exceed 100% of the shares subject to the Restricted Stock. If the foregoing schedule would produce fractional shares, the number of shares that vest shall be rounded down to the nearest whole share.

(b) If, prior to the date 100% of the Restricted Stock becomes vested, the Grantee ceases to be employed by, or provide services to, the Employer on account of (i) the death of the Grantee, (ii) termination by the Employer because the Grantee becomes “totally disabled” (as defined below), (iii) a termination by the Employer without “cause” (as defined below), or (iv) the resignation by the Grantee with “good reason” (as defined below), then the next tranche of shares that would otherwise have vested under Paragraph 2(a) (but for such cessation of employment or service) will become vested as of the date of such cessation; provided that, in its discretion, the Company may condition such accelerated vesting on the execution by the Grantee or the Grantee’s estate (as applicable) of a release of claims in a form prescribed by the Company and on that release becoming irrevocable within 30 days following the cessation of the Grantee’s employment or service.

(c) If a cessation of employment or service described in Paragraph 2(b) occurs within one (1) year following a Change of Control, then in lieu of accelerating the vesting of only the next tranche of shares, 100% of the Restricted Stock will become vested as of the date of such termination of employment or service (subject to the satisfaction of the release requirements described in Paragraph 2(b)).

(d) For purposes of this Agreement:

(i) “cause” will have the meaning defined in any employment agreement, offer letter or similar agreement between the Employer and the Grantee or, in the absence of such an agreement: (a) the Grantee’s conviction of a felony, or (b) a determination of the Committee that the Grantee has: (1) committed an act of fraud, embezzlement or theft, (2) caused intentional damage to the property of the Employer, (3) materially breached any agreement with the Employer, any duty owed to the Company or its stockholders or any published policy of the Employer, which breach (if curable) is not cured within 30 days after receiving written notice from the Employer identifying the breach, or (4) engaged in gross misconduct or gross negligence in the course of employment or service.

(ii) “good reason” will have the meaning defined in any employment agreement, offer letter or similar agreement between the Employer and the Grantee or, in the absence of such an agreement: (a) a material diminution of the Grantee’s title, authority or duties, (b) a material reduction in the Grantee’s base salary, or (c) a relocation by more than 50 miles of the Grantee’s principal worksite; provided that, any such event will constitute “good reason” only if the Grantee notifies the Employer in writing of such event within 90 days following the initial occurrence thereof, the

Employer fails to cure such event within 30 days after receipt from the Grantee of that written notice, and the Grantee resigns his or her employment within 30 days following the expiration of that cure period.

(iii) “totally disabled” means a condition entitling Grantee to benefits under any long-term disability plan or policy maintained or funded by the Employer.

(e) Except as otherwise provided in this Paragraph 2, if the Grantee’s employment or service with the Employer terminates for any reason before the Restricted Stock is fully vested, the shares of Restricted Stock that are not then vested (or do not then become vested) shall be forfeited and must be immediately returned to the Company, and the Company shall pay to the Grantee, as consideration for the return of the non-vested shares, the lesser of $0.001 per share or the Fair Market Value of a share of Company Stock on the date of the forfeiture, for each returned share.

(f) During the period before the shares of Restricted Stock vest (the “Restriction Period”), the non-vested shares of Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee. Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.

3. Issuance of Shares.

(a) The Company will cause the Restricted Stock to be issued in the Grantee’s name either by book-entry registration or issuance of a stock certificate or certificates. While the Restricted Stock remains unvested, the Company will cause an appropriate stop-transfer order to be issued and to remain in effect with respect to the Restricted Stock. As soon as practicable following the vesting of any of the Restricted Stock (and provided that appropriate arrangements have been made with the Company for the satisfaction of any required tax withholding), the Company will cause the stop-transfer order to be removed from an appropriate number of shares.

(b) If any certificate is issued in respect of Restricted Stock, that certificate will include such legends as the Company determines are appropriate and will be held in escrow by the Company or its designee. In addition, the Grantee may be required to execute and deliver to the Company or its designee a stock power with respect to the Restricted Stock. When any certificated Restricted Stock becomes vested, the Company will cause a new certificate to be issued without that portion of the legend referencing the forfeiture conditions described in Paragraph 2 and will cause that new certificate to be delivered to the Grantee (provided that appropriate arrangements have been made with the Company for the satisfaction of any required tax withholding).

(c) During the Restriction Period, the Grantee shall receive any cash dividends or other distributions paid with respect to the shares of Restricted Stock and may vote the shares of Restricted Stock. In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the Restriction Period, the shares or other property issued or declared with respect to the non-vested shares of Restricted Stock shall be subject to the same forfeiture conditions and transfer restrictions as those non-vested shares.

(d) The obligation of the Company to deliver shares upon the vesting of the Restricted Stock shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

4. Dissolution or Liquidation; Sale or Merger. In the event of a dissolution, liquidation, sale or merger of the Company or similar event or transaction, the Committee may take such actions with respect to the Restricted Stock as it deems appropriate and consistent with the Plan.

5. Grant Subject to Plan Provisions. This Grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The Grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

6. Withholding. The Grantee shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the Grant or vesting of the Restricted Stock. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Restricted Stock by having vested shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities. Notwithstanding anything to the contrary in the Plan or this Agreement, until the Grantee has satisfied the Employer’s withholding obligation with respect to the shares of Restricted Stock, the Grantee shall not have any rights to sell or transfer any shares that have become vested pursuant to Paragraph 2.

7. Restrictions on Sale or Transfer of Shares.

(a) The Grantee will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber the shares underlying this Grant unless the shares are registered under the 1933 Act, or the Company is given an opinion of counsel reasonably acceptable to the Company that such registration is not required under the 1933 Act.

(b) In consideration for this Grant of Restricted Stock, the Grantee agrees to be bound by the Employer’s policies as in effect from time to time, including, but not limited to, the Company’s Insider Trading, Anti-Hedging and Clawback Policies and Stock Ownership Guidelines, and understands that there may be certain times during the year that the Grantee will be prohibited from selling, transferring, donating, assigning, mortgaging, hypothecating or otherwise encumbering the Company’s securities.

8. No Employment or Other Rights. This Grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. Except to the extent expressly set forth in any employment agreement, offer letter or similar agreement between the Employer and the Grantee, the right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

9. Confidential Information, Non-Competition and Non-Solicitation. The Grantee affirms his or her obligations under the Nondisclosure and Noncompete Agreement for Management Employees or similar agreement between the Employer and the Grantee.

10. Assignment by Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

11. Effect on Other Benefits. The value of this Grant or the shares of Company Stock subject hereto shall not be considered eligible earnings for purposes of any other plan maintained by the Company or the Employer. Neither shall such value be considered part of the Grantee’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

12. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

13. Notice. Notices permitted or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier addressed, in the case of the Company, c/o its General Counsel at its principal executive office and, in the case of the Grantee, to his or her most recent address set forth in the personnel records of the Company.

14. Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.

15. Amendment. This Agreement cannot be changed, modified, extended or terminated except upon written amendment executed by the parties hereto. Any such written amendment must be approved by the Committee to be effective against the Company.

16. Consent to Electronic Delivery. The Grantee hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically. The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Company.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has placed his or her signature hereon, on this [    ] day of [            ].

NUTRISYSTEM, INC.

Attest:

By:
Name:	Name:
Title:	Title:

I hereby accept the Grant of Restricted Stock described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Grantee: [NAME]